January 1, 2005

Mr. Steven Porter
1551 Larimer Place #2204
Denver, Colorado 80202

Dear Steve:

This letter agreement ("Agreement") will confirm your employment ("Executive" or "you") with Osmotics Pharma, Inc. (the "Corporation"), under the following terms and conditions and for the following consideration:

1.

Term and Compensation. (a) This Agreement shall continue for a two year period, except the term shall be automatically renewed for a period of one year on each expiration date ("Employment Term") unless either party provides three months written notice of non-renewal to the other party.

(a)

Executive shall be paid $195,000 per year (the "Base Salary"), payable on a bi-monthly basis in arrears. The Base Salary may be increased from time to time as determined by the Compensation Committee of the Board of Directors (the "Committee"). Such salary shall be effective upon the Corporation completing a Minimum Financing Transaction. A Minimum Financing Transaction is defined as a single or series of transactions that take place subsequent to the date of this Agreement whereby the Corporation raises at least $4 million in gross proceeds. A Minimum Financing Transaction may consist of, or a combination of, the sale of equity or debt, the exercise of warrants or proceeds received under a licensing agreement. From the date of this Agreement until such time that the Minimum Financing Transaction is completed, Executive shall be paid the interim salary of $104,000, payable on a bi-monthly basis in arrears.

(b)

Executive shall be entitled to an annual cash performance bonus of up to 50% of the Base Salary (the "Performance Bonus") based on annual target performance objectives approved by the Committee. The bonus target may be raised during the Employment Term at the discretion of the Committee. The bonus will only be earned and payable in the event that the Corporation completes a Minimum Financing Transaction. The Compensation Committee of the Board shall be responsible for determining annual bonuses and shall make such determination on or before December 15th of each fiscal year. Bonuses earned in any fiscal year shall be paid in full on or before March 15th of the following fiscal year (e.g. bonus earned in FY'05 shall be paid no later than March 15, 2006).

(c)

Executive currently holds options to acquire 475,000 shares of the Corporation's common stock and options to acquire 852,500 shares of common stock of Osmotics Corporation all as evidenced by formal option agreements. From time to time, at the discretion of the Committee, Executive may be eligible for additional stock option grants and/or other equity incentive awards

2.

Position and Responsibilities. Subject to the terms and conditions set forth herein, the Corporation hereby engages and employs you, and you hereby accept engagement and employment as the Chief Executive Officer of the Corporation. Your responsibilities and authority will be consistent with those customarily assigned to a senior executive holding the title of Chief Executive Officer including, but not limited to, overall responsibility for day to day operations of the Corporation, overall responsibility for setting the strategic direction of the Corporation; overall responsibility for establishing policy and procedure for the Corporation; the ability to commit the Corporation to contracts, agreements or other binding documents (subject to any limitations as set by the Board of Directors) and; a seat on the Board of Directors serving as the Chairman of the Board. The Executive's employment shall be on substantially a full-time basis, and the Executive shall spend such time as may reasonably be necessary, including being on call when out of the office to fully and adequately perform his duties as customarily understood and assigned by the Board of Directors.

3.	Vacation. Executive shall be entitled to four (4) weeks of paid vacation during each calendar year.
4.

Non-Competition. As of the date of this Agreement, the Corporation's business areas include: (1) the development and sale of prescription barrier repair skin care products; and (2) the development and sale of products based on technology in-licensed from Brigham Young University which may have applications as antibiotic, antiviral and anti-cancer agents. Executive understands and recognizes that his services to the Corporation are special and unique and agrees that, during the Employment Term, and for a period of twelve (12) months from the date of termination of the Employment Term, Executive shall not in any manner directly or indirectly, on behalf of Executive or any person, firm, partnership, joint venture, corporation or other business entity ("Person"), enter into, engage in or consult for any commercial business that directly competes with the Corporation (the "Restricted Business") within the geographic area of the Corporation's business. In the event that at the time the restriction applies the Corporation is no longer actively engaged in one or more of its business areas (as outlined above), then the Executive shall not be restricted from engaging in such line of business. However, nothing shall prevent the Executive from purchasing shares of any company in the public market or for working for a company that conducts a Restricted Business, so long as Executive is not performing work which is directly competitive to the Corporation's business areas. Executive acknowledges and agrees that given the services to be provided hereunder that this non-compete clause is reasonable.

5.

Confidential Information. Executive agrees that during the course of the Employment Term, and at any time after termination, Executive will keep in strictest confidence and will not disclose or make accessible to any other person without prior written consent of the Corporation, the Corporation's products, services, business plan, manner of doing business and technology, both current and under development, promotion, marketing and educational programs, customer and other lists, trade secrets and other confidential information and proprietary business information of the Corporation or any of its clients and third parties including, without limitation, Proprietary Information (as defined in Section 6) (all the foregoing collectively being referred to herein as the "Confidential Information"). Executive agrees (i) not to use any such Confidential Information for himself or others, (ii) not to disclose or publish any of the Confidential Information and (iii) not to take any such material or reproductions thereof from the Corporation's facilities at any time during the Employment Term, except, in each case, as required in connection with Executive's duties to the Corporation. Upon written notice by the Corporation, Executive shall promptly redeliver to the Corporation, or, if requested by the Corporation, promptly destroy all written or electronic Confidential Information and any other written or electronic material containing any information included in the Confidential Information, and will not retain any copies, extracts or other reproductions in whole or in part of such written or electronic Confidential Information (and upon request certify such redelivery or destruction to the Corporation in a written instrument reasonably acceptable to the Corporation and its counsel). Confidential Information shall not include information or materials which becomes publicly known through no fault of the Executive.

6.

Ownership of Proprietary Information. Executive agrees that all information, materials and/or inventions created, discovered or developed by Executive during the term of this Agreement (collectively, the "Inventions"), by the Corporation, its subsidiaries, affiliates or licensors, or made known to the Corporation or any of its affiliates by Executive during the Employment Term, and information relating to the Corporation's customers, suppliers, consultants, and licensees, and/or in which property rights have been assigned or otherwise conveyed to the Corporation or any of its affiliates ("Proprietary Information"), shall be the sole property of the Corporation or affiliates, as applicable, and the Corporation or the affiliates, as the case may be, shall be the sole owner of all patents, copyrights and other rights in connection therewith, including without limitation the right to make application for statutory protection.

7.

Non-Solicitation. During the Employment Term, and for one (1) year thereafter, Executive shall not, directly or indirectly, without prior written consent of the Corporation: (a) interfere with, disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between the Corporation and any of its licensees, clients, customers, suppliers, employees, consultants or other related parties, or (b) solicit or induce to hire any of the employees, agents, consultants or advisors of the Corporation, within six (6) months of the termination of said individuals employment or retention by the Corporation; provided, however, that this prohibition shall not apply to consultants or advisors so long as Executive is not in violation of this non-compete agreement and such consultant or advisor do not terminate their relationship with the Corporation as a result of such consultant's or advisor's involvement with the Executive, or (c) solicit or accept employment or be retained by any party who, at any time during the Employment Term, was a customer or supplier of the Corporation or any of its affiliates or any licensor or licensee thereof where such person's position will be related to a Restricted Business, or (d) solicit or accept the business of any customer or supplier of the Corporation or any affiliate of the Corporation with respect to products similar to those supplied by the Corporation or such affiliate.

8.

Expenses and Benefits. The Corporation will promptly reimburse Executive for all reasonable and necessary business expenses, less any previous advances, incurred by him in connection with providing the employment services under this Agreement. The Corporation shall make available to Executive similar health benefits and other benefits that it makes available to its other senior executives.

9.

Termination, Severance and Accelerated Vesting. This Agreement may be terminated at any time by the Corporation or the Executive upon prior written 90 day written notice. If the Corporation terminates Executive's employment without "just cause" (defined herein), or if the Executive terminates his employment for "good reason" (defined herein), or if the Corporation gives notice of non-renewal as provided in Section 1 (including subsequent renewals), then Executive will be entitled to receive the following benefits at the end of the Employment Term:

	(a)	Severance in the amount of two (2) years Base Salary at the termination date payable in a lump sum.
(b)

Bonus in the amount of the prior fiscal year bonus received by Executive payable in a lump sum. In the event that termination occurs during the first year of this Agreement or at a time prior to the determination of the prior fiscal year's bonus, then Executive shall be entitled to his target bonus of 50%.

The Company shall maintain in full force and effect, for the continued benefit of you and/or your family for one (1) year after the Termination Date, all employee welfare benefit plans and any other employee benefit programs or arrangements (including, without limitation, medical and dental insurance plans, disability and life insurance) in which you were entitled to participate immediately prior to the Termination Date, provided that your continued participation is possible under the general terms and provisions of such plans and programs. In the event that your participation in any such plan or program is barred, the Company shall arrange to provide you with benefits substantially similar to those which you are entitled to receive under such plans and programs.

All of your outstanding stock options which you hold and which are not then vested and exercisable shall vest and become exercisable immediately upon your termination of employment and, together with all other vested stock options which you hold, will remain exercisable for the full term of such options. In addition, any outstanding restricted stock awards which you may hold and which are not then vested shall vest. This clause is intended to supersede the exercise period upon termination provided for in the underlying non qualified stock option agreements.

You shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by you as the result of employment by another employer after the Termination Date, or otherwise. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which it may have against you or others.

In the event of a change in control (defined herein), at Executive's option, Executive may terminate his employment and receive the severance, bonus, health care benefits, accelerated vesting and extended exercise period of his stock options described above in this Section 9. Executive will have 12 months from the effective date of the Change in Control to exercise this option.

If employment is terminated as a result of death or Disability (defined herein) of the Executive, then Executive or his estate or legal representative shall receive a lump sum payment equal to (a) Base Salary at the termination date and (b) a bonus in the amount equal to the Executive's bonus for the prior fiscal year. In the absence of a determination of a bonus for the prior fiscal year, the bonus shall be calculated as the target bonus of 50%.

If the Executive's employment is terminated for Just Cause, the Executive shall be entitled only to his prorated Base Salary through the date of termination and prorated bonus as the Board of Directors, in its sole reasonable discretion, may determine, taking into account the events giving rise to Just Cause, it being understood that the provisions of this paragraph shall not limit any legal rights or claims the Corporation may have with respect to the Executive.

In the event of a termination for Just Cause, the Corporation shall continue to pay Executive's then current Base Salary until the issuance of an arbitration award affirming the Corporation's action. Such arbitration shall be in accordance with the Rules of the American Arbitration Association then in effect. The arbitration shall take place in Denver, Colorado before a panel of 3 arbitrators at the earliest possible date. In the event the arbitrator upholds the action of the Corporation, Executive shall promptly repay to the Corporation any sums received pursuant to this paragraph subsequent to the termination of employment. The cost of the arbitration proceeding including filing fees and arbitrators' compensation shall be borne by the Corporation. In the event that the arbitrator rules that the termination was not for Just Cause, then the Corporation shall be liable for Executive's reasonable attorneys' fees and any out-of-pocket expenses incurred (for example, travel to the place of the Arbitration proceeding, if the venue is located more than 50 miles from Executive's then place of residence).

10.

Indemnification. The Corporation shall defend and indemnify Executive in his capacity as an officer against all claims, judgments, damages, liabilities, costs and expenses (including reasonable attorney's fees) arising out of, based upon, or related to the Executive's performance of services hereunder, to the maximum extent permitted under law and by the Corporation's articles of incorporation and bylaws, except to the extent that such claims arise out of Executive's (a) willful misconduct, (b) gross negligence or (c) reckless disregard of the duties involved in the conduct of the Executive's position.

11.

Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the retention of Executive by the Corporation. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified or amended except by written instrument signed by the parties hereto.

12.

Governing Law. This Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of Colorado without regard to such State's principles and conflict of laws. The parties hereto consent to submit any dispute arising out of or related to this Agreement to binding arbitration before a panel of 3 arbitrators in accordance with the then existing rules of arbitration of the American Arbitration Association. The venue of any such proceeding shall be in Denver, Colorado. The prevailing party shall be entitled to recover his reasonable attorney's fees and costs, including the cost of travel in the event that the Executive does not reside in Denver, Colorado.

13.

Breach by Executive. Executive recognizes that damages alone may not be sufficient to protect the Corporation in the event of a breach by Executive of sections 4, 5, 6, or 7 hereof, and Executive consents to the entry of injunctive relief enforcing Executive's compliance with any of the provisions of this Agreement by a court of competent jurisdiction in the event of a breach by the Executive of such provision. The existence of the arbitration provision shall not be a bar to obtaining equitable relief in a court of law.

14.

Severability of Provisions. If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, such provision shall be interpreted so as to remain enforceable to the maximum extent permissible consistent with applicable law. The remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless expressed herein.

15.	Definitions.
	(a)	Just Cause. Any of the following actions by the Executive shall constitute just cause for termination by the Corporation:
1.

Commission by the Executive of an act or omission which would constitute a felony under any federal or state laws which act or omission (i) invokes moral turpitude or serious bodily harm to any person or (ii) materially adversely affects the financial well being or reputation of the Corporation or (iii) reflects adversely upon Executive's fitness for continued service as an officer of the Corporation, which in any such case shall be determined by the Board of Directors of the Corporation in its sole discretion; or

2.

Alcoholism or illegal drug addiction, if established by competent evidence. The Corporation shall have the obligation, upon reasonable cause, to demand that Executive submit to a medical examination by a qualified independent physician selected by the Corporation and reasonably acceptable to Executive to ascertain whether such condition exists; or

3.

A willful or grossly negligent material breach of any term of this Agreement (other than by reason of death or Disability (as defined below) which Executive fails to cure within 15 days (provided that the breach is capable of cure) of receipt of written notice thereof from the Corporation that describes the material breach in reasonable detail; or

		4.	A willful or grossly negligent breach of Executive's fiduciary duties to the Corporation which shall be determined by the Board of Directors; or
5.

Repeated, documented gross insubordination which shall be determined by the Board of Directors that the Executive fails to cure within 15 days of receipt of written notice thereof from the Corporation that describes the insubordination in reasonable detail. Refusal to follow an order or directive that is illegal or immoral will not constitute insubordination.

	(b)	Good Reason. Any of the following actions or omissions by the Corporation shall constitute good reason for the termination by Executive:
		1.	Material breach by the Corporation of any provision of this Agreement which is not cured by the Corporation within 15 days of notice thereof from the Executive; or
2.

Reduction in Executive's Base Salary, Bonus, other benefits or job responsibilities as set forth herein. However, in the event that Executive voluntarily relinquishes the position of Chief Executive Officer but maintains his role as Chairman of the Board without a reduction in his Base Salary, then such an event would not constitute Good Reason under this Agreement; or

		3.	Relocation of Executive without his prior consent to a facility or location that is more than fifty (50) miles away from the Executive's then present offices and personal residence.
(c)

Disability. Shall mean (i) the suffering of any mental or physical illness, disability or incapacity that shall in all material respects preclude the Executive from performing his employment duties or (ii) the Executive's absence from employment by reason of any mental or physical illness, disability or incapacity for a period of four and one-half months during any nine-month period; provided that such illness, disability or incapacity shall be reasonably determined by the majority of the Board of Directors of the Corporation to be of a permanent nature based on the foregoing standards.

(d)

Change in Control. Shall mean (i) any consolidation, merger or sale of substantially all of the Corporation's assets, or (ii) a merger in which the Corporation is not the surviving corporation or a consolidation of the Corporation with another entity or other similar transaction, in which more than 50% of the outstanding shares or voting power of the Corporation or successor entity become held by persons other than the then present shareholders of the Corporation. In the event that the Company pursues the opportunity to merge into a public shell such merger does not constitute a change of control under this Agreement nor does any event in which the company sells common stock or voting preferred stock for cash in order to fund the operations of the Corporation.

16.

This Agreement shall be binding upon and inure to the benefit of you, your estate and the Company and any successor or assign of the Company, but neither this Agreement nor any rights arising hereunder may be assigned or pledged by you. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there be no such designee, to your estate.

17.

For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement (all notices to the Company to be directed to the attention of the Chief Executive Officer of the Company with a copy to the Secretary of the Company) or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt. The failure by you to set forth in any notice of termination of employment any fact or circumstances with contributes to a showing of Constructive Termination shall not waive any of your rights hereunder or preclude you from asserting such fact or circumstance in enforcing your rights hereunder.

18.

No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and such officer as may be specifically designated by the Board

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.
EXECUTIVE:	CORPORATION:
Osmotics Pharma, Inc
By: /s/ Steven Porter Name: Steven Porter	By: /s/ Richard Hartigan Name: Richard Hartigan Title: Director*

*Acting on behalf of the Board of Directors authorized on January 1, 2005.